Exhibit 10.6

February 24, 2011

Blast Energy Services, Inc.
14550 Torrey Chase Blvd. Suite 330
Houston, TX 77014

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated as of February 24, 2011 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”) by and among Blast Energy Services, Inc., a Texas corporation (the “Company”), and XXXXXXXXX, a Delaware limited liability company (the “Investor”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Pursuant to and in accordance with the terms and conditions of the Purchase Agreement, the Investor agreed to purchase the First Tranche Note and the Second Tranche Note from the Company. The Company and the Investor have agreed to make certain other agreements among themselves as set forth in this letter agreement (this “Agreement”) in addition to and apart from those in the Purchase Agreement, but based on the extension of credit under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Payments.  The Company hereby agrees that, in addition to the payments required under the Notes and the other Transaction Documents, but in consideration of the amounts advanced under the Purchase Agreement, the Company shall pay or cause to be paid to the Investor 30% of all amounts earned (prior to deduction by the Company or any other Person of any expenses, fees, costs, taxes or other amounts in connection with such amounts earned) by the Company under the Test Well (as defined in that certain Guijarral Hills Farmout Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Farmout Agreement”) among the Company, Solimar Energy LLC and Neon Energy Corporation) or the Substitute Well (as defined in the Farmout Agreement; the Test Well and the Substitute Well are referred to herein as the “Subject Well”); provided that if the Subject Well achieves an initial production average equal to or greater than 400 barrels of oil equivalent per day for the period commencing on the first day on which the Subject Well is at full production (it being understood that full production shall be measured as the highest production the Subject Well achieves within the first 60 days following the date the Subject Well begins producing) and ending on the 30th day thereafter (the “Triggering Event”), the Company’s obligation under this section shall be limited to 30% of the Company’s earnings (prior to deduction by the Company or any other Person of any expenses, fees, costs, taxes or other amounts in connection with such earnings) on only 400,000 gross barrels of production (the “400,000 Barrels”), from such wells (which may or may not include the Subject Well) as the Company may determine in its sole discretion.  In the event the Triggering Event occurs, this Agreement and the requirements hereunder shall automatically expire upon payment to the Investor of the fees due above in connection with such 400,000 Barrels.  Each such payment shall be made to the Investor by the Company not later than one Business Day after such amount is earned under the Farmout Agreement.  The parties acknowledge and agree that, for purposes of this Section 1, amounts earned by the Company under the Subject Well shall include, without limitation, amounts earned from the sale, assignment, transfer or other disposition by the Company of any interest in the Subject Well.

2. Production Report and Lease Operating Statements.  Within 40 days after the end of each production month (unless for gas, then within 60 days after the end of each production month), (i) a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Subject Well, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, and internet access to the Company, real time reports of sales of production, and (ii) a statement from the “first purchaser” setting forth the volumes of hydrocarbons sold, the price received and Company’s share of the proceeds.

3. Representations and Warranties.  The Company represents and warrants to the Investor that the execution and delivery by the Company of this Agreement, and all other documents, instruments and agreements executed in connection with this Agreement, and the performance by the Company of each of the transactions herein contemplated (i) are and will be within the Company’s powers, (ii) have been authorized by all necessary organizational action, (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which the Company is a party or by which the property of the Company is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of the Company and (iv) constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4. Right of First Offer; Right of First Refusal.  (a) If the Company or any Subsidiary shall desire to raise new capital by the issuance of any Indebtedness or equity interests (i) during the period commencing on the date of this Agreement and ending on the date that is one year after the last maturity date of any of the Notes or (ii) for so long as the Company is paying royalties to the Investor pursuant to the Royalty Payment Agreement, then the Company or such Subsidiary shall notify the Investor thereof in writing (an “Offer Notice”) and the Investor shall, not later than five (5) Business Days after its receipt of such Offer Notice, present to the Company or such Subsidiary in writing the terms and conditions pursuant to which the Investor will purchase such Indebtedness or equity interests (the “Offer Proposal”).  If the Company or such Subsidiary and the Investor are not able to agree on the terms of the issuance of such Indebtedness or equity interests within five (5) Business Days after the delivery of such Offer Proposal, the Company or such Subsidiary shall be permitted to negotiate with unaffiliated third parties for the issuance of such Indebtedness or equity securities.  If the Company or such Subsidiary and the Investor are able to agree on the terms of the issuance of such Indebtedness or equity interests, then the Company or such Subsidiary and the Investor shall consummate such transaction within twenty (20) Business Days thereafter.

(b) If the Company or such Subsidiary has complied with the requirements set forth in 4, in the event that the Company or such Subsidiary and the Investor do not agree on the terms of the issuance of such Indebtedness or equity interests or the Investor elects  not to make an Offer Proposal within the time period set forth in 4, the Company or such Subsidiary may, for a period of ninety (90) days (the “Offer Period”), attempt to identify an unaffiliated third party to provide such new capital to the Company or such Subsidiary (a “Third Party Investor”); provided, however, that the terms and conditions offered to any Third Party Investor shall be no more favorable to the Third Party Investor than the terms set forth in the Offer Proposal.  In the event that the Company or such Subsidiary identify a Third Party Investor during the Offer Period, the Company or such Subsidiary shall give to the Investor a written notice of the Company’s or such Subsidiary’s intention to enter into a transaction with a Third Party Investor (a “Notice of Intent”) stating the terms and conditions of such transaction (which terms shall comply with the proviso of the immediately preceding sentence); provided, that if the Company provides evidence reasonably satisfactory to the Investor that such Third Party Investor is not an affiliate of the Company or any of the Company’s Subsidiaries, then the Company shall not be required to provide to the Investor the name of such Third Party Investor.  The Company or such Subsidiary shall attach to the Notice of Intent a duplicate original of the offer from the Third Party Investor, and the Notice of Intent shall include evidence demonstrating the Third Party Investor’s capability to consummate such transaction and the nature of the offer.  The Investor shall then have the option to purchase, at the price and on the terms set forth in the Notice of Intent, the Indebtedness or equity interests offered thereby.  The Investor may accept such offer by delivering written notice to the Company or such Subsidiary not later than five (5) Business Days after the Investor’s receipt of the Notice of Intent.  If the Investor does not elect to accept such offer within the time period set forth herein, the Company or such Subsidiary may consummate the transaction with the Third Party Investor, upon terms, including price, which are no more favorable to the Third Party Investor than those specified in the Notice of Intent.  The closing of any purchase of Indebtedness or equity interests by a Third Party Investor must take place within twenty (20) Business Days of the expiration of the Investor’s option to accept such offer under this 0 and, if the closing relates in whole or in part to the purchase of Indebtedness that will not be subordinate to the obligations of the Company to the Investor under the Notes and the other Transactions Documents pursuant to a subordination agreement in form and substance acceptable to the Investor, the proceeds of thereof are sufficient to pay in full the obligations of the Company to the Investor under the Notes.

5. Indemnification.  The Company hereby agrees to indemnify the Investor from and against all losses, costs, expense, demands and damages whatsoever which the Investor may suffer or incur in respect of any claims which have or may be brought by any third party relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby; provided that the Company shall not be obligated to indemnify the Investor for any losses, costs, expenses, demands or damages that are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Investor.  This indemnity shall continue in full force and effect after the termination of the Purchase Agreement, the other Transaction Documents, or this Agreement and notwithstanding the completion of the other matters referred to in this Agreement.  This indemnification is in addition to and shall not limit any other indemnification agreement between Company and the Investor, and shall be included within the obligations due to the Investor under the Purchase Agreement.

6. Effectiveness.  This Agreement shall be effective as of the date of this Agreement, upon the Investor’s receipt of this Agreement, duly executed by Company, and shall terminate upon the payment by the Company of the amounts required to be paid pursuant to Section 1.

7. Agreement and Assignment.  This Agreement may be amended, modified, waived, discharged or terminated only by a written instrument executed by Company and the Investor.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, except that Company may not transfer, assign or delegate any of its respective rights, duties or obligations hereunder.  Notwithstanding anything to the contrary herein, the Investor may assign its rights under this Agreement without the consent of the Company. No rights are intended to be created hereunder for the benefit of any third party donee, creditor or incidental beneficiary of Company.

8. Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such State.

9. Purchase Agreement.  Except for the matters expressly set forth herein, the Purchase Agreement shall remain in full force and effect in accordance with its terms.  This Agreement, and the definitions referenced herein, shall remain effective, notwithstanding the termination of the Purchase Agreement.

10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signature by facsimile or PDF shall bind the parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

XXXXXXXXX

By:	/s/ XXXXXXXXX
Name: XXXXXXXXX
Title: Authorized Signatory

Acknowledged and agreed and intending to be legally bound as of the date first noted above:
BLAST ENERGY SERVICE INC.

By:	/s/ Michael L. Peterson
Name: Michael L. Peterson
Title: President